EXHIBIT 10.1

SEACOAST NATIONAL BANK
EXECUTIVE DEFERRED COMPENSATION PLAN
(Amended & Restated Effective January 1, 2022)

ARTICLE ONE
Purpose and Adoption of Plan
1.1    “Introduction” Seacoast National Bank (the “Company”), formerly known as the First National Bank of Treasure Coast, and its affiliates established the Seacoast National Bank Executive Deferred Compensation Plan (the “Plan”), formerly known as the First National Bank of Treasure Coast Deferred Compensation Plan, on November 1, 2000. The Company subsequently amended and restated the Plan effective January 1, 2005 to reflect certain amendments and to comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. Thereafter, the Company amended and restated the Plan again effective January 1, 2020 and once and again effective January 1, 2022.
1.2    “Purpose of Plan” The Plan is designed to permit a select group of management or highly compensated Employees who contribute materially to the continued growth, development, and future business success of the Company to elect to defer a portion of their compensation until their termination of employment with the Company, and to receive matching and other Company contributions which they are restricted from receiving because of legal limitations under the Company’s tax-qualified savings plan.
ARTICLE TWO
Definitions
For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context. The words in the masculine gender shall include the feminine and neuter genders and words in the singular shall include the plural and words in the plural shall include the singular.
“Account” means an account established and maintained by the Plan Committee for bookkeeping purposes to reflect the interest of a Participant in the Plan. The Account may consist of one or more sub-accounts, as appropriate, which may include the following as well as any other sub-accounts the Plan Committee deems appropriate:
•Directed Investment Account (including deferrals of Cash Compensation and Company Contributions);
•Stock Unit Account;
•Grandfathered Benefit Account (i.e. contributions and investment gains or losses that were earned and vested on or before December 31, 2004);
•Non-Grandfathered Benefit Account (i.e. contributions and investment gains or losses earned and vested after December 31, 2004);
•Pre-2022 Benefit Account;
•Post-2022 Benefit Account;
The Account and all sub-accounts shall be bookkeeping entries only and shall be utilized solely as devices for the measurement and determination of the amounts to be paid to a Participant or Beneficiary under the Plan.
“Base Pay” shall mean, with respect to each Participant, his or her regular base pay for the calendar year, without reduction for 401(k), Section 125, or other pay reductions, and without regard to qualified plan limits under Code Section 401(a)(17). Base Pay shall not include Stock Compensation.
“Beneficiary” shall mean any person, estate, trust, or organization entitled to receive any payment under the Plan upon the death of a Participant. The Participant shall designate his or her beneficiary on a form provided by the Plan Committee.
“Board” shall mean the Board of Directors of Seacoast National Bank.

“Cash Compensation” shall include a Participant’s Base Pay and Other Compensation.
Change in Control” means any of the events specified in subsections (a), (b), or (c) below, subject to the rules described in subsection (d) below:

(a)Change in the Ownership of the Company shall mean means a situation where any one person, or more than one person acting as a group (as described in applicable regulations), acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock of the Company remains outstanding after the transaction.
(b)Change in the Effective Control of the Company means that a majority of members of the Board of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of the appointment or election.
(c)Change in the Ownership of a Substantial Portion of the Company’s Assets means any one person or more than one person acting as a group, that is not affiliated with the Company, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the consolidated total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in Treasury Regulations. For purposes of this subsection (c) and except as otherwise provided in Treasury Regulations, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a company in which the Company has no ownership interest before the transaction, but that is a majority-owned subsidiary of the Company after the transaction, is not treated as a Change in Control.
(d)Compliance with Section 409A. The definition of “Change in Control” as described herein is intended to satisfy all requirements under Treasury Regulations Section 1.409A-3(i)(5), and shall be construed accordingly. In no event will any payment of “nonqualified deferred compensation” (as such term is defined for purposes of Code Section 409A) be triggered hereunder upon a Change in Control unless the Change in Control event satisfies all applicable requirements of such regulation.

“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Stock” shall the common stock of mean Seacoast Banking Corporation of Florida, the parent company of the Company.
“Company” shall mean Seacoast National Bank with principal offices in Stuart, Florida, and any affiliate of Seacoast National Bank.
“Deferral Election” shall mean the Participant’s election under the Plan to defer a portion of his or her Cash Compensation or Stock Compensation pursuant to Article Four.
“Deferred Stock Unit” shall mean a unit of Common Stock, with one unit equating to a single share of Common Stock. Thus, the value of one unit shall be the market value of a single share of Common Stock. The use of units is merely a bookkeeping convenience, and the units are not actual shares of Common Stock. The Company will not reserve or otherwise set aside any Common Stock for or to any Stock Unit Account. Distributions from the Stock Unit Account are required to be in shares of Common Stock and shall be issued from the Incentive Plan.
“Disability” shall mean that the Plan Committee determines that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) the

Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Notwithstanding the foregoing, in no event shall a Disability be deemed to occur unless it would satisfy the requirements for “disability” under Section 409A of the Code.
“Effective Date” shall mean January 1, 2022, the effective date of this restatement. The original effective date was October 1, 2000.
“Employee” shall mean any person who is actively employed by the Company.
“Entry Date” shall mean the first day of the calendar month next following or coinciding with the date on which an Employee is designated by the Plan Committee as eligible for the Plan.
“ERISA” shall mean Public Law 93-406, popularly known as the Employee Retirement Income Security Act of 1974, as amended.
“Incentive Plan” shall mean the applicable long-term incentive or stock plan(s) of the Company or its parent, and any successor thereto.

“Investment Election” shall mean the Participant’s election to have his or her Account invested pursuant to Section 7.1.
“Matching Contribution Percentage” shall mean, for each Plan Year, the matching contribution rate which is available to participants under the Qualified Plan.
“Other Compensation” shall mean, with respect to each Participant, any cash incentives or commissions paid by the Company, without reduction for 401(k), Section 125, or other pay reductions, and without regard to qualified plan limits under Code Section 401(a)(17). Other Compensation shall not include Stock Compensation.
“Participant” shall mean an Employee of the Company who meets all conditions of eligibility under Article Three and participates in the Plan in accordance with sections of Article Four.
“Plan” shall mean the Seacoast National Bank Executive Deferred Compensation Plan, formerly known as the FNBTC Executive Deferred Compensation Plan, as amended from time to time.
“Plan Committee” shall mean the Committee appointed to administer the Plan, as provided in Article Ten. Unless otherwise designated by the Board, the Plan Committee shall be the Company’s Retirement Savings Plan Committee.
“Plan Compensation” shall mean the Participant’s Cash Compensation in excess of the IRS compensation limit under Section 401(a)(17) of the Code.
“Plan Year” shall mean the twelve (12) month period commencing January 1st and ending on the last day of December next following.
“Qualified Plan” means the Retirement Savings Plan for Employees of Seacoast National Bank, or its successor, as amended from time to time.
“Separation from Service” shall have the meaning as set forth in Section 409A(a)(2)(i) of the Code and the regulations promulgated thereunder.
“Stock Compensation” shall mean stock units granted under the Incentive Plan and the total of a Participant’s annual compensation that would be payable to the Participant in shares of Common Stock. Stock Compensation shall not include Cash Compensation. For clarification, Stock Compensation specifically excludes other equity-based awards, such as stock options, that an Eligible Director may receive under the Incentive Plan. To the extent any award of Stock Compensation deferred under this Plan is subject to vesting conditions, such award shall not be credited to the Participant’s Stock Compensation account until the award becomes vested.
“Valuation Date” shall mean each business day that the NASDAQ Stock Exchange is open during the Plan Year.

“Vesting Service” for a Participant shall mean the period or periods of service credited for purposes of determining his or her vested interest in his or her sub-account attributable to the elective contributions under Article 6.
ARTICLE THREE
Eligibility
The Plan Committee shall determine which individuals or groups of employees are eligible to participate in the Plan. Participation shall be limited to persons who are members of the executive management of the Company, or who otherwise constitute members of a select group of management or highly compensated Employees of the Company, as determined by the Plan Committee.
ARTICLE FOUR
Deferral of Compensation by Participant
4.1    “Compensation Which May Be Deferred” A Participant may elect to defer from his or her Cash Compensation and/or Stock Compensation otherwise payable to him or her during a given calendar year any whole percentage or specified dollar amount of his or her Cash Compensation and/or any whole percentage or number of shares of his or her Stock Compensation. Such election shall occur in a year prior to the year in which the services related to the Compensation are performed. Notwithstanding the foregoing, to the extent that compensation is “performance-based compensation” as defined under Section 409A(a)(4)(B)(iii) of the Code and the regulations promulgated thereunder, the Plan Committee may permit an election to defer such Cash Compensation or Stock Compensation at least six months prior to the end of the applicable performance period to the extent permitted under Section 409A of the Code and the regulations promulgated thereunder. Any amounts deferred pursuant to this section of the Plan shall be credited to his or her Account under the Plan. A Participant shall make separate elections to defer Base Pay and Other Compensation and Stock Compensation.
4.2    “Establishment of Account” An Account shall be established for each Participant by the Plan Committee as of the Entry Date for such Participant. The Participant’s Account shall be credited at least quarterly with the Cash Compensation he or she has deferred under the Plan, and at appropriate intervals determined by the Plan Committee for Stock Compensation. The Stock Unit Account will generally be credited at the time the Stock Compensation is deferred; ; provided that to the extent any award of Stock Compensation deferred under this Plan is subject to vesting conditions, such award shall not be credited to the Participant’s Stock Compensation account until the award becomes vested.
4.3    “The Form of the Deferral Election” A Deferral Election shall be made in writing on a form prescribed by the Plan Committee or through electronic or other means as approved by the Plan Committee. The Deferral Election shall state the percentage or amount to be deferred.

    4.4    “Making and Modifications of Deferral Elections”
(a)    The initial Deferral Election of a new Participant shall be made by written notice signed by the Participant or through electronic or other means as approved by the Plan Committee and delivered to the Plan Committee (or its designee) in a form acceptable to the Plan Committee, not later than thirty (30) days after the Employee’s Entry Date. Such election shall apply only to the extent the Cash Compensation or Stock Compensation is related to services performed after such election is made.

(b)    Any Deferral Election for a subsequent Plan Year shall be made by written notice signed by the Participant or through electronic or other means as approved by the Plan Committee and delivered to the Plan Committee (or its designee) not later than the last day of the current Plan Year and shall be effective on the first day of the next Plan Year subject to the timing requirements set forth in Section 4.1. A Deferral Election (including the form of payment election and a distribution event election) with respect to the deferral of future Cash Compensation or Stock Compensation shall continue for each future Plan Year, unless and until the Participant submits a new election form on a timely basis as provided herein. As of the first day of any Plan Year (or, if a separate election is permitted with respect to performance-based compensation, as of the first day of the seventh month in the performance period), a deferral election with respect to that Plan Year (or performance period) may not be modified or revoked.

(c)    At the time of the initial Deferral Election, the Participant shall elect the form of payment to be received pursuant to Section 8.1. A Participant may elect a separate deferral election for each year beginning on or after January 1, 2022, including a new form of payment (as described in Article Eight). For amounts deferred before January 1, 2022, the initial Deferral Election with respect to the form of payments and the time for the commencement of payments shall govern the distribution of an account, except as provided in Section 8.5.

    4.5    “Procedures for Stock Compensation Deferrals” If a Participant elects to defer Stock Compensation for a Plan Year, the deferral shall result in the percentage or number of whole shares elected being withheld from each payment of Stock Compensation otherwise payable to the Participant during the Plan Year. Such contributions shall result in a number of Deferred Stock Units being credited to the Participant’s Stock Unit Account equal to the number of whole shares of Common Stock that would otherwise be payable to the Participant. Participants may not defer fractional shares; in the event a deferral would result in a fractional share, the Participant’s election shall be interpreted to be a direction to round down to the nearest whole share.
ARTICLE FIVE
Company Contributions
After the conclusion of the Plan Year, the Plan Committee shall determine the amount of any Company Contributions to be credited to a Participant. Unless otherwise determined by the Plan Committee, Company Contributions shall generally be allocated as follows:
(a)    Matching Contribution. The amount of the Matching Contribution shall equal the product of the Matching Contribution Percentage times the amount of Plan Compensation deferred under Article 4. Matching Contributions shall not be made with regard to deferrals of Stock Compensation. The total Company Matching Contribution contributed under the Plan for any Plan Year shall be the additional matching contributions that would be allocated to the Participant’s account under the Qualified Plan for the corresponding calendar year based upon pretax and Roth deferrals attributable to the Participant’s compensation (as defined in such plan) if the limits under Sections 402(g) and 401(a)(17) of the Code did not apply.
(b)        “Retirement Contributions” The amount of the Retirement Contribution shall be calculated using the same formula as is used for the Retirement Contributions under the Qualified Plan but ignoring any compensation limits under the Qualified Plan and based solely on Plan Compensation. No Retirement Contributions will be made based on Stock Compensation.
ARTICLE SIX
Vesting
A Participant shall be immediately vested in his or her sub-account attributable to his or her elective contributions (including deferrals of Cash Compensation and Stock Compensation) under Article Four, provided however that to the extent that an award of Stock Compensation deferred under this Plan is subject to vesting conditions, the Stock Compensation related to such award shall not be credited to the Participant’s Stock Unit Account unless and until the award becomes vested. A Participant shall vest in his or her sub-account attributable to Company contributions under Article Five at the rate of twenty-five percent (25%) for each year of Vesting Service accrued by the Participant under the Qualified Plan, with full vesting after such Participant has accrued four (4) years of such Vesting Service. In addition, if a Participant would become immediately vested in his or her Company contributions under the Qualified Plan for any reason (such as death, disability, or retirement on or after age 55), then such Participant shall also become immediately vested in his or her entire Account under this Plan.
ARTICLE SEVEN
Investments
7.1    “In General” The Participant’s Directed Investment Account shall be credited or reduced with its allocable share of deemed investment gains and losses. Credits or reductions for investment gains or losses shall generally occur each business day, unless otherwise specified by the Plan Committee. A Participant may direct how his or her Directed Investment Account (including subaccounts) are deemed to be invested, but only among such deemed investment vehicles as are made available by the Plan Committee from time to time. The Plan Committee may, but is not required to, determine that one investment option for the Directed Investment Account may be shares or units of Common Stock, provided however that any such investment option shall be accounted for separately from the Stock Unit Account. The Investment Elections shall be made in accordance with procedures established by the Plan Committee. The Investment Election made in accordance with this Article Seven shall continue unless the Participant changes the Investment Election in accordance with the procedures established by the Plan Committee. Investment Elections and changes thereto directed by the Participant must be made in accordance with procedures set forth by the Plan Committee and shall generally be permitted each business day, unless otherwise specified by the Plan Committee. Investment Elections and changes thereto shall be effective prospectively only.

7.2    “Gains Invested in Same Option” Dividends, interest and other distributions credited with respect to any deemed investment shall be deemed to be invested in the same investment option.
7.3    “Participant Reports on Account Values” At the end of each Plan Year (or on a more frequent basis as determined by the Plan Committee), a report shall be issued to each Participant who has an Account stating the value of such Account.
7.4    “Special Rules Regarding Stock Unit Account”
(a)    A Participant’s Stock Unit Account may only be invested in Deferred Stock Units, and Participants may not submit Investment Elections regarding their Stock Unit Accounts.
(b)    The Stock Unit Account shall not be credited or reduced for earnings generally.
(c)    In the event dividends or other distributions are paid with respect to the Common Stock, the Plan Committee will credit each Participant’s Directed Investment Account with an amount equal to the dollar amount or fair market value that the Participant would have received had he or she been the owner on the record date for the payment of such dividends or distributions of a number of shares of Common Stock equal to the number of Deferred Stock Units then credited to the Participant’s Stock Unit Account, and such amount will be deemed invested in and among the Investment Funds pursuant to the Participant’s Investment Election.
(d)         In the event of (i) a corporate event or transaction involving the Company that results in a change in the Common Stock, or an exchange of Common Stock for cash, securities other than Common Stock, or other property (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares), or (ii) any transaction between the Company and the holders of Common Stock that causes the per-share value of the Common Stock to change (including, without limitation, any conversion of shares, share dividend, share split, spin-off, rights offering, or large non-ordinary cash dividend), the Board shall make such equitable adjustments to the Deferred Stock Units as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Notwithstanding the preceding sentence and in any event, any adjustment shall comply with the requirements of Section 409A of the Code.
ARTICLE EIGHT
Distribution of Accounts
8.1    “Distribution Events and Forms of Payment”
(a)    Distribution Events
Amounts deferred before January 1, 2022 are distributed upon a Participant’s Separation from Service. For amounts deferred January 1, 2022 or later, a Participant may elect, as part of the Participant’s deferral election, to have the amounts paid on any of the following:
(1)The Participant’s Separation from Service;
(2)A specific date;
(3)A Change in Control;
(4)The Participant’s death;
(5)The Participant’s Disability;
(6)At the earlier to occur of (1), (2), (3), (4) or (5); or
(7)At the later to occur of (1), (2), (3), (4) or (5).

If a Participant fails to specify a distribution event, the distribution event that applied to the distribution date of the Participant’s Deferral Election from the prior Plan Year shall be deemed to apply, or if no such election exists, the Participant shall be deemed to have elected payment upon the Participant’s Separation from Service.
(b)    Forms of Payment
As soon as administratively feasible, but in no event later than sixty (60) days, following the distribution event applicable to the Participant’s Account, the Participant shall receive the balance of his or her Account, in cash in one of the following forms:
(1)    a lump sum;

(2)    monthly installments over a period not to exceed 5 years; or
(3)    a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed 5 years;
as specified on the Participant’s initial Deferral Election, unless the Participant has amended the distribution date or form pursuant to Section 8.5 hereof. Such initial Deferral Election, which includes the Participant’s form of distribution election, must occur within thirty (30) days from the Participant’s Entry Date.
For deferrals of amounts on or after January 1, 2022, the same options are available, as indicated in (1)-(7) above, except that installments shall be permissible over a period of up to 11 years, and the installment frequency may be annual, monthly, or quarterly.
Notwithstanding the Participant’s election, a lump sum distribution will be paid in lieu of installments if the total value of his or her Account balance is $25,000 or less. If a Participant who was eligible for the Plan fails to specify a form of payment for his or her Account, his or her Account shall be distributed in a lump sum.
    Notwithstanding anything herein to the contrary, with respect to amounts credited to a Participant’s Non-Grandfathered Benefit Account, a Participant shall not receive a payment under the Plan before the first day of the seventh month (but no later than sixty (60) days from such day) following the date of the Participant’s Separation from Service.
In the event payment is made in installments, the Participant’s Account shall continue to be adjusted for earnings as provided in Article Seven, and the amount of the payment to be made shall be equal to (i) times (ii), where (i) equals the value of the Participant’s Account as of the most recent Valuation Date, and (ii) equals a fraction, the numerator of which is one, and the denominator of which is the number of then-remaining installments to be paid under the Participant’s election (including the current installment).
8.2    “Distribution upon Participant’s Death or Disability” Regardless of the distribution event elected under Section 8.1 (except to the extent a Participant elected to receive payment in installments following a death or Disability distribution event under Section 8.1), upon the death or Disability of a Participant prior to the complete distribution of his or her Accounts, the balance of his or her Accounts shall be paid in a lump sum to the Participant (in case of Disability) or to the Beneficiary (in case of death) within sixty (60) days following the date of the Participant’s death or Disability. In the event a beneficiary designation is not on file or the Beneficiary is deceased or cannot be located, payment will be made to the estate of the Participant. In the event of the death or Disability of a Participant subsequent to the commencement of installment payments but prior to the completion of the payments, the installment payments shall continue and shall be paid to the Participant or Beneficiary as if the Participant had not died or experienced a Disability; provided, however, if the Beneficiary is a trust or estate, the remaining benefits shall be paid in a lump sum (except to the extent a Participant elected to receive payment in installments following a death or Disability distribution event under Section 8.1).
8.3    “Change of Beneficiary Permitted” To the extent permitted by law, the beneficiary designation may be changed by the Participant at any time without the consent of the prior Beneficiary.
    8.4    “Unforeseeable Emergency Withdrawal” Upon written request by a Participant, the Plan Committee or its delegate, in its sole discretion, may distribute to the Participant prior to his or her elected distribution event such amount of the Participant’s Directed Investment Account balance which the Plan Committee (or its delegate) determines is necessary to provide for an unforeseeable emergency suffered by the Participant. For this purpose, “unforeseeable emergency” shall have the meaning set forth in Section 409A(a)(2)(A)(vi) of the Code and the regulations promulgated thereunder. A Participant in the Plan who is a member of the Plan Committee shall be excluded from any determinations regarding such Participant’s own unforeseeable emergency. A distribution under this section shall occur not later than sixty (60) days from the date a determination of unforeseeable emergency is made. Additionally, unforeseeable emergency withdrawals shall not be permitted from the Stock Unit Account.

8.5    “Amending the Election to Change Distribution Event and/or Form of Distribution”

(a)    With respect to amounts credited to a Participant’s Grandfathered Benefit Accounts, a Participant may amend his or her election as to the form of payment, provided that such change is made at least one year prior to the Participant’s termination of employment.
(b)     With respect to a Participant’s Non-Grandfathered Benefit Account, a Participant may amend his or her election as to the form of payment and/or distribution event provided all of the following are true:
(1)     The amended distribution election is submitted in writing (including electronically) on a form approved by the Plan Committee no later than 12 months before the Participant’s benefit would otherwise have commenced payment;
(2)    In the case of a distribution election relating to a payment other than on account of death, Disability or unforeseeable emergency, the Participant’s payment is delayed by at least 5 years after the Participant’s benefit would otherwise have commenced; and
(3)    The amended election does not become effective for 12 months after the date it is received by the Plan Committee.
An amended election may apply to one or more of the Participant’s separate elections under his or her Non-Grandfathered Accounts from prior years. The Plan Committee may impose administrative restrictions on the number and terms of permissible modifications under this Section 8.5(b).
(c)     Notwithstanding the foregoing, during the 2007 calendar year, a Participant was permitted to elect to change the form of distribution with respect to amounts credited to his or her or her Non-Grandfathered Benefit Account so long as the change applied only to amounts that would not otherwise be payable in 2007 and the change did not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.
    8.6    “Method of Distribution” Other than the portion of the Participant’s Account that is contained in the Stock Unit Account, the Participant’s benefit shall be distributed solely in the form of cash. The benefit payable from the Participant’s Stock Unit Account shall be distributed solely in the form of shares of Common Stock issuable pursuant to the terms of the Company’s Incentive Plan under which the Stock Compensation was originally granted, or any successor equity compensation plan.
ARTICLE NINE
Nature of Employer Obligation and Participant Interest
9.1    “In General” A Participant, his or her Beneficiary, and any other person or persons having or claiming a right to payments under the Plan shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this Plan shall be construed to give a Participant, Beneficiary, or any other person or persons any right, title, interest, or claim in or to any specified assets, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title, or interest now or in the future, but a Participant shall have the right to enforce his or her claim against the Company in the same manner as any unsecured creditor.
9.2    “Benefits Payable from General Assets of Company” Except to the extent that amounts hereunder are paid (in the sole discretion of the Company) from a so-called “rabbi” trust established by the Company as a funding vehicle for the Plan, all amounts paid under the Plan shall be paid in cash from the general assets of the Company. Benefits shall be reflected on the accounting records of the Company but shall not be construed to create or require the creation of a trust, custodial, or escrow account. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and an Employee, Beneficiary of an Employee, or any other person. Neither the Employee, Beneficiary of an Employee, nor any other person shall acquire any interest greater than that of an unsecured creditor.
9.3    “Other Benefit Programs” Any benefits payable under the Plan shall be independent of, and in addition to, any other benefits or compensation of any sort, payable to or on behalf of the Participant under or pursuant to any other employee benefit program sponsored by the Company for its employees generally.

ARTICLE TEN
Administration of the Plan
10.1    “In General” The Plan Committee shall be responsible for the general administration of the Plan. The members of the Plan Committee shall be appointed by and may be removed by the Board, in each case by written notice delivered to the Plan Committee member. The Plan Committee may establish its own procedures for meetings, structure, and the administration of the Plan and may delegate some or all of its duties to any person or persons.
10.2    “No Special Compensation for Committee” No member of the Plan Committee shall receive any compensation from the Plan for his or her service.
10.3    “Powers of the Committee” The Plan Committee shall administer the Plan in accordance with its terms as interpreted by the Plan Committee and shall have all powers necessary to carry out the provisions of the Plan as interpreted by the Plan Committee. It shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan. It shall determine the eligibility for benefits, the amount of any benefit due, and the manner in which any benefit is to be paid by the Plan. It will construe the Plan, supplying any omissions, reconciling any differences, and determining factual issues relating to the Plan. Any such determination by it shall be conclusive and binding on all persons. It may adopt such regulations as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists, and other persons as it deems necessary or desirable in connection with the administration of this Plan and shall be the agent for the service of process with respect to matters involving the Plan.
10.4    “Expenses of Committee Reimbursed” The Plan Committee shall be reimbursed by the Company for all reasonable expenses incurred by it in the fulfillment of its duties. Such expenses shall include any expenses incident to its functioning, including, but not limited to, fees of accountants, counsel, actuaries, and other specialists, and other costs of administering the Plan.
10.5    “Appointment of Agents” The Plan Committee is responsible for the daily administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary or other functions. The Plan Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties, including their respective fiduciary duties. The Plan Committee shall review the work and performance of each such appointee, and shall have the right to remove any such appointee from his or her position at any time, with or without notice. Any person, group of persons, or entity may serve in more than one fiduciary capacity.
10.6    “Plan Accounting” The Plan Committee shall maintain accurate and detailed records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers, and other transactions concerning the Plan. Such accounts, books, and records relating thereto shall be open at all reasonable times to inspection and audit by the Board and by persons designated thereby.
10.7    “Plan Intended to Comply with Law” The Plan Committee shall take all steps reasonably necessary to ensure that the Plan complies materially with applicable law. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining of adequate Participants’ records; withholding of applicable taxes and filing of all required tax forms and returns; recording and transmission of all notices required to be given to Participants and their Beneficiaries; the receipt and dissemination, if required, of all reports and information received from the Company; and doing such other acts necessary for the administration of the Plan. The Plan Committee shall keep a record of all of its proceedings and acts and shall keep all such books of account, records, and other data as may be necessary for proper administration of the Plan. The Plan Committee shall notify the Company upon its request of any action taken by it, and when required, shall notify any other interested person or persons.
10.8    “Claims and Appeals Procedures; Consistent Application of Procedures Required” Upon application for benefits made by a Participant or Beneficiary, the Plan Committee shall determine, no later than ninety (90) days after receipt of the claim, whether or not the benefits applied for shall be denied either in whole or in part and shall so notify the applicant in writing. If benefits applied for are denied either in whole or in part, the following provisions shall govern:
(a)    Notice of Denial. The Plan Committee, upon its denial of a claim for benefits under the Plan, shall provide the applicant with the aforesaid written notice of such denial setting forth:
(i)    the specific reason for the denial;

(ii)    specific reference to pertinent Plan provisions upon which the denial is based;
(iii)    a description of any additional material or information necessary for the claimant to perfect the claim; and
(iv)    an explanation of the claimant’s right with respect to the claims review procedure as provided in subsection (b) of this section.
(b)    Claims Review. Every claimant with respect to whom a claim is denied shall, upon written notice of such denial, have the right in the period which expires sixty (60) days after receipt by the claimant of the aforesaid written notice of denial to:
(i)    request a review of the denial of benefits by written notice delivered to the Plan Committee;
(ii)    review pertinent documents; and
(iii)    submit issues and comments in writing.
(c)    Decision on Review. The Plan Committee, upon receipt of a request for review submitted by the claimant in accordance with subsection (b), shall conduct a review of its decision, and provide the claimant with written notice of the decision reached by the Plan Committee setting forth the specific reasons for the decision and specific references to the provisions of the Plan upon which the decision on review is based. Such notice shall be delivered to the claimant not later than sixty (60) days following the receipt of the claimant’s request, or, in the event that the Plan Committee shall determine that a hearing is needed, no later than one hundred twenty (120) days following the receipt of such request.
The Plan Committee may establish procedures hereunder which shall be binding on all Participants and beneficiaries.
(d)    Time and Forum for Filing Claims. All claims for benefits must be submitted to within the “applicable limitations period.” The “applicable limitations period” shall be one year, beginning on (i) in the case of any lump sum payment, the date on which the payment was made or scheduled to be made, (ii) in the case of an installment payment, the date of the first in the series of payments (or the date on which such payments were scheduled to commence), or (iii) for all other claims (including complaints regarding plan administration), the date on which the action complained or aggrieved of occurred. No person may submit a dispute or claim to a court with regard this Plan prior to full exhaustion of the procedures set forth in this section. Any dispute or claim filed in a court must (i) be filed no later than one year after the date the Plan Committee renders its final decision upon appeal and (ii) filed in Federal District Court for the Southern District of Florida, located in Miami, Florida.

10.9    “Modification of Eligibility Rules” Notwithstanding anything to the contrary in the Plan, the Plan Committee shall be authorized to modify the eligibility requirements and rescind the eligibility of any Participant if necessary to ensure that the Plan is maintained primarily for the purpose of providing additional benefits to a select group of management or highly compensated employees under ERISA.
ARTICLE ELEVEN
Miscellaneous Provisions
11.1    “No Assignment” Neither the Participant, his or her beneficiary, nor his or her legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey, or hypothecate or pledge the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect. For clarification, the Plan shall give no effect to any assignment through a domestic relations order, regardless of whether such order would qualify as a Qualified Domestic Relations Order under the Code or ERISA.
11.2    “All Benefits Before Payment Subject to Company’s Creditors” The assets from which Participant’s benefits shall be paid shall at all times be subject to the claims of the creditors of the Company before payment to a Participant, and a Participant shall have no right, claim, or interest in any assets as to which such Participant’s account is deemed to be invested or credited under the Plan.

11.3    “Plan Amendment or Termination” The Plan may be amended, modified, or terminated by the Plan Committee in its sole discretion at any time and from time to time. Such termination includes the right to pay to Participants upon Plan termination the full value of their Accounts in a lump sum, regardless of the prior elections made by the Participants. However, no such amendment, modification, or termination shall reduce the value of benefits credited under the Plan prior to such amendment, modification, or termination.
11.4    “Benefits Under This Plan Are Additional to Other Benefits or Pay” It is expressly understood and agreed that the payments made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he or she may be eligible, whether funded or unfunded, by reason of his or her employment by the Company.
11.5    “Responsibility for Taxes”
(a)    The Company may deduct from each payment under the Plan the amount of any tax (including, without limitation, federal, state, or local income taxes, Social Security taxes, or Medicare taxes) required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the person entitled to such distribution.
(b)    Notwithstanding anything else in this Plan, and regardless of any action the Company takes with respect to any or taxes, the ultimate liability for all taxes due by a Participant is and remains the Participant’s responsibility.

(c)    Without limiting the foregoing, neither the Company nor the Plan Committee nor any other person (i) makes any representations or undertakings regarding the treatment of any taxes; or (ii) commits to structure the terms of the payment under the Plan to optimize, reduce, or eliminate the Participant’s liability for taxes. Without limiting the foregoing, the Company and the Plan Committee expressly make no guarantee with regard to any tax treatment of any benefit or payment under this Plan, and the Participant shall be solely and exclusively responsible for any taxes, penalties, and interest owing with regard to participation under this Plan. Without limiting the foregoing, neither the Company nor the Plan Committee nor any other person shall have any liability to any Participant should any provision of the Plan fail to satisfy the requirements of Code Section 409A.

11.6    “Distributions Not Compensation for Purposes of Any Other Plan” Distributions from a Participant’s Account shall not be considered wages, salaries or compensation under any other employee benefit plan.
11.7    “No Promise of Employment” No provision of this Plan shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, or modify, whether or not for cause, the employment relationship of the Participant and the Company.
11.8    “Applicable Law” To the extent state law is not preempted by ERISA, this Plan, and all its rights under it, shall be governed and construed in accordance with the laws of the State of Florida.
11.9    “Binding Effects on Assigns and Successors” This Plan shall be binding upon the Company, its assigns, and any successor which shall succeed to substantially all of its assets and business through sale of assets, merger, consolidation, or acquisition.
11.10    “Titles Do Not Prevail” The titles to the Sections of this Plan are included only for ease of use, are not terms of the Plan, and shall not prevail over the actual provisions of the Plan.
11.11    “Electronic Administration” Notwithstanding anything to the contrary in the Plan, the Plan Committee may announce from time to time that Participant enrollments, Participant elections, and any other aspect of plan administration may be made by telephonic or other electronic means rather than in paper form.

IN WITNESS WHEREOF, the Plan has been executed on the ___ day of _________, 2021, but effective as of January 1, 2022.

SEACOAST NATIONAL BANK

By:

Its:

ATTEST:

______________________________